EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-137663, 333-123538, 333-169002, 333-176540, 333-185884, 333-189478 and 333-196876) on Form S-8 and (Nos. 333-178685, 333-180731 and 333-195364) on Form S-3 and (No. 333-201879) on Form S-4, of Pacific Ethanol, Inc. of our report dated March 16, 2015, relating to our audits of the consolidated financial statements, and the financial statement schedules, as of December 31, 2014 and for the years ended December 31, 2014 and 2013, which appears in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2015.

/s/ HEIN & ASSOCIATES LLP

Irvine, California

March 15, 2016